Exhibit 99.1

SEALY CORPORATION

Mailing Address: One Office Parkway • Trinity, North Carolina 27370

Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE	Contact:	Mark D. Boehmer
VP & Treasurer
(336) 862- 8705

SEALY CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2008 RESULTS

TRINITY, North Carolina (January 15, 2009) – Sealy Corporation (NYSE:ZZ), the largest bedding manufacturer in the world, today announced results for its fourth quarter and full fiscal year 2008.  The fiscal year ended November 30, 2008 was a 52-week year compared to a 53-week fiscal year ended December 2, 2007.

Net sales for the fiscal quarter ended November 30, 2008 decreased $115.5 million, or 26.2%, to $325.8 million compared to the same period in the prior year.  Excluding the extra week in fiscal 2007, which contributed net sales of $32.3 million to the fiscal fourth quarter 2007 results, net sales for the fiscal quarter ended November 30, 2008 declined 20.3%.

The net loss for the fourth quarter was $42.0 million or $0.46 per diluted share versus net income of $17.1 million or $0.18 per diluted share for the comparable period last year. The results for the quarter ended November 30, 2008 include an impairment charge of $27.5 million to write-off the goodwill related to the Company’s Europe and Puerto Rico reporting units, which impacted the net loss per diluted share by $0.30, and refinancing expenses associated with the amendment of the Company’s credit agreement, which impacted the net loss per diluted share by $0.03. The impairment is a non-cash charge to earnings, and it did not affect the Company’s liquidity, cash flows from operating activities or debt covenants. For more information on these and other various items impacting the period, please refer to the table on page 10 of this release.

Larry Rogers, Sealy’s President and Chief Executive Officer, stated, “During the fourth quarter, Sealy continued to make progress in the areas of our business that we can control, despite a very difficult environment for the mattress industry.  Our accomplishments included securing an amendment to our credit agreement, implementing additional cost reduction initiatives to further streamline our expense structure, and rolling out select new Posturepedic and Sealy branded products in response to the current retail environment. These were offset by deteriorating economic conditions and higher raw material prices which impacted our results from both a revenue and cost standpoint.”

“I believe that there is no manufacturer in the bedding industry that is better positioned than Sealy in these challenging conditions. Sealy now has greater financial flexibility, a leaner cost structure, a comprehensive portfolio of products across a wide range of price points and technologies, wide distribution with strong retailer relationships, and a diversified international presence. Although we expect continued market weakness as we move into 2009, we will continue to focus on serving our customers and executing on the initiatives that can positively affect our business to generate cash and further enhance our position as the leader in the bedding industry,” Mr. Rogers continued.

Fiscal 2008 Fourth Quarter Results

Total domestic net sales for the fourth quarter of 2008 were $219.6 million compared to $311.4 million in the fourth quarter of 2007. The extra week in fiscal 2007 contributed approximately $26.2 million of net sales. Wholesale domestic net sales, which exclude third party sales from Sealy’s component plants, were $212.2 million, compared to $307.9 million in the fourth quarter of 2007.  A 4.8% increase in Average Unit Selling Price (AUSP) was offset by a 34.2% decline in unit volume, or 28.1% excluding the extra week in fiscal 2007.  Wholesale domestic unit volumes compared unfavorably to the prior year period primarily due to the weak retail environment and the extra week in the prior year period. Sales of the Company’s Sealy-branded products and new Smart LatexTM and Posturepedic product lines outperformed the rest of the U.S. portfolio.

International net sales decreased $23.8 million, or 18.3%, from the fourth quarter of 2007 to $106.1 million. The extra week in fiscal 2007 contributed approximately $6.1 million of net sales. Excluding the effects of currency fluctuation, net sales declined 11.2% or 6.8% on a comparable 52-week year basis, from the fourth quarter of 2007.  A deteriorating retail environment in Europe and to a lesser extent Canada were partially offset by sales gains in Mexico and Argentina.

Fourth quarter gross profit was $118.4 million, or 36.3% of net sales, versus 40.8% of net sales for the same quarter in fiscal 2007.  The extra week in fiscal 2007 compared to fiscal 2008 contributed gross profit of $13.1 million. This decrease in gross margin was driven by gross margin erosion in the U.S. market primarily due to increases in raw material costs, including inflation on steel and foam as well as the deleveraging of overhead expenses on lower volumes.  These factors were partially offset by price increases implemented since December 2007, and continued improvements in manufacturing efficiencies. Internationally, gross margins also declined primarily due to higher raw material prices and deleveraging of manufacturing expenses on lower volumes.

Selling, general, and administrative (SG&A) expenses were $117.0 million, a decrease of $26.1 million versus the comparable period a year earlier. The reduction in the amount of SG&A expenses is primarily due to a $21.7 million decline in volume-driven variable expenses. In addition, the Company benefited from the implementation of cost saving initiatives which generated a $9.5 million decline in fixed expenses, including actions to decrease salary and fringe benefit-related costs and reduce spending on discretionary items. These were partially offset by an incremental $5.2 million of costs related to foreign exchange fluctuations and severance.

Fiscal 2008 Full Year Results

Net sales for the fiscal year ended November 30, 2008 decreased 12.0% to $1,498.0 million from $1,702.1 million for the comparable period a year earlier. Gross profit was $584.0 million, or 39.0% of net sales, versus $709.6 million, or 41.7% of net sales, for the comparable period a year earlier. The net loss was $2.9 million or $0.03 per diluted share versus net income of $79.4 million or $0.82 per diluted share for the comparable period a year earlier.

Fiscal year 2008 results were impacted by a number of special items, including a $6.2 million benefit related to a change in the Company’s estimates for warrantable and other product return reserves, a $27.5 million non-cash goodwill impairment charge related to the Company’s Europe and Puerto Rico reporting units, $5.4 million of refinancing expenses associated with the amendment to the Company’s credit agreement, $6.0 million of severance costs, a $3.1 million restructuring charge related to the closure of select Company facilities, a $1.4 million negative impact from foreign currency fluctuations, and a $1.4 million charge related to the Company’s exit of the air bed product line. Fiscal year 2007 results include a

$2.6 million gain on the sale of the Company’s Orlando facility and a $2.5 million rebate on lumber tariffs. These items were offset by $3.9 million of expense associated with an organizational realignment in the United States.

As of November 30, 2008, the Company’s debt net of cash was $756.8 million, a reduction of $22.3 million compared to $779.1 million as of the fiscal year ended December 2, 2007.

EBITDA and Adjusted EBITDA

Within the attached schedules, Sealy provides information regarding EBITDA and Adjusted EBITDA which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, they are not intended to be measures of available cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.  Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. A reconciliation of EBITDA and Adjusted EBITDA to the Company’s cash flow from operations is provided in the attached schedule.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (888) 240-1362, or for international callers, (913) 312-0951. Participants should register at least 15 minutes prior to the commencement of the call.  A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820.  The passcode for the replay is 7952114.  The replay will be available until January 22, 2009.

Additionally, a live audio webcast will be available to interested parties at www.sealy.com under the Investor Relations section.  Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software. The on-line replay will be available for a limited time beginning immediately following the call.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of $1.5 billion in fiscal 2008. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

###

SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited - Preliminary results)

	November 30,	December 2,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$26,596	$14,607
Accounts receivable, net of allowances for bad debts, cash discounts and returns	156,583	208,821
Inventories	64,634	73,682
Prepaid expenses and other current assets	30,969	26,497
Deferred income taxes	16,775	20,087
	295,557	343,694
Property, plant and equipment - at cost	449,308	442,306
Less accumulated depreciation	(218,560)	(198,434)
	230,748	243,872
Other assets:
Goodwill	357,149	395,460
Other intangibles, net of accumulated amortization	4,945	8,866
Deferred income taxes	3,392	—
Debt issuance costs, net, and other assets	29,083	33,187
	394,569	437,513
	$920,874	$1,025,079
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$21,243	$36,433
Accounts payable	97,084	135,352
Accrued incentives and advertising	34,542	47,754
Accrued compensation	24,797	32,422
Accrued interest	16,432	16,526
Other accrued expenses	44,363	53,398
	238,461	321,885
Long-term obligations, net of current portion	762,162	757,322
Other noncurrent liabilities	71,257	50,814
Deferred income taxes	4,962	8,295

Common stock and options subject to redemption	8,856	16,156

Stockholders’ deficit:
Common stock	917	902
Additional paid-in capital	668,547	654,626
Accumulated deficit	(814,298)	(794,160)
Accumulated other comprehensive income	(19,990)	9,239
	(164,824)	(129,393)
	$920,874	$1,025,079

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited - Preliminary results)

	Three Months Ended
	November 30,	December 2,
	2008	2007

Net sales	$325,756	$441,290
Cost of goods sold	207,403	261,360

Gross profit	118,353	179,930

Selling, general and administrative expenses	117,030	143,066
Goodwill impairment loss (1)	27,475	—
Amortization of intangibles	842	872
Restructuring expenses	219	—
Royalty income, net of royalty expense	(3,769)	(5,088)

Income (loss) from operations	(23,444)	41,080

Interest expense	15,340	16,906
Debt extinguishment and refinancing expenses	5,378	973
Other income, net	(100)	(137)

Income before income tax expense	(44,062)	23,338
Income tax expense	(2,082)	6,203
Net income (loss)	$(41,980)	$17,135

Earnings (losses) per common share—Basic	$(0.46)	$0.19

Earnings (losses) per common share—Diluted	$(0.46)	$0.18
Weighted average number of common shares outstanding:
Basic	91,793	90,940
Diluted	91,793	95,652

(1) Represents a non-cash charge that is not tax deductible

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited - Preliminary results)

	Year Ended
	November 30,	December 2,
	2008	2007

Net sales	$1,498,023	$1,702,065
Cost of goods sold	913,982	992,455

Gross profit	584,041	709,610

Selling, general and administrative expenses	482,566	545,608
Goodwill impairment loss (1)	27,475	—
Amortization of intangibles	3,692	3,356
Restructuring expenses	3,126	—
Royalty income, net of royalty expense	(17,327)	(18,562)

Income from operations	84,509	179,208

Interest expense	60,464	63,976
Debt extinguishment and refinancing expenses	5,378	1,222
Other income, net	(397)	(421)

Income before income tax expense	19,064	114,431
Income tax expense	21,931	35,058

Net income (loss)	$(2,867)	$79,373

Earnings (losses) per common share—Basic	$(0.03)	$0.87

Earnings (losses) per common share—Diluted	$(0.03)	$0.82

Weighted average number of common shares outstanding:
Basic	91,231	91,299
Diluted	91,231	96,337

(1) Represents a non-cash charge that is not tax deductible

SEALY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited - Preliminary results)

	Year Ended
	November 30,	December 2,
	2008	2007
Cash flows from operating activities:
Net income (loss)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:	$(2,867)	$79,373
Depreciation and amortization	33,954	30,493
Deferred income taxes	8,317	(5,207)
Goodwill and asset impairment charges	28,348	—
Amortization of debt issuance costs and other	2,395	(469)
Share-based compensation	3,392	2,891
Excess tax benefits from share-based payment arrangements	(406)	(6,585)
Loss (gain) on sale of assets	625	(1,695)
Write-off of debt issuance costs related to debt extinguishments	—	1,770
Other, net	(4,104)	5,980
Changes in operating assets and liabilities:
Accounts receivable	37,566	(5,285)
Inventories	5,844	(5,456)
Prepaid expenses and other current assets	(3,035)	(2,251)
Accounts payable	(29,922)	13,243
Accrued expenses	(27,469)	(8,597)
Other liabilities	1,075	(3,823)
Net cash provided by (used in) operating activities	53,713	94,382
Cash flows from investing activities:
Purchase of property, plant and equipment	(24,975)	(42,434)
Proceeds from sale of property, plant and equipment	62	5,065
Net cash used in investing activities	(24,913)	(37,369)
Cash flows from financing activities:
Cash dividends	(6,811)	(27,389)
Proceeds from issuance of long-term obligations	9,305	—
Repayments of long-term obligations	(44,455)	(79,202)
Borrowings under revolving credit facilities	283,527	233,990
Repayments under revolving credit facilities	(260,617)	(206,643)
Repurchase of common stock	-	(16,253)
Exercise of employee stock options, including related excess tax benefits	482	7,166
Debt issuance costs	(100)	—
Other	—	2,113
Net cash (used in) provided by financing activities	(18,669)	(86,218)
Effect of exchange rate changes on cash	1,858	(1,808)
Change in cash and cash equivalents	11,989	(31,013)
Cash and cash equivalents:
Beginning of period	14,607	45,620
End of period	$26,596	$14,607

RECONCILIATION OF EBITDA TO NET INCOME (LOSS) AND CASH FLOW FROM OPERATIONS

NON GAAP MEASURES

	Three Months Ended:		Year Ended:
	November 30,	December 2,	November 30,	December 2,
	2008	2007	2008	2007
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Net income (loss)	$(41,980)	$17,135	$(2,867)	$79,373
Interest expense	15,340	16,906	60,464	63,976
Income taxes	(2,082)	6,203	21,931	35,058
Depreciation and amortization	8,192	7,429	33,954	30,493

EBITDA	(20,530)	47,673	113,482	208,900
Unusual and nonrecurring losses:
Goodwill impairment	27,475	—	27,475	—
Debt refinancing costs	5,378	—	5,378	—
Executive severance	200	—	3,470	—
Non-cash compensation	845	—	3,375	—
Restructuring related costs	220	—	3,402	—
Non-executive severance	2,082	—	2,549	—
Management fees	2,195	—	2,195	—
North American realignment	—	624	—	3,898
Other (various) (a)	3,231	2,247	5,600	4,048

Adjusted EBITDA	$21,096	$50,544	$166,926	$216,846

(a)  Consists of various immaterial adjustments

	Year Ended:
	November 30,	December 2,
	2008	2007
	(in thousands)	(in thousands)
EBITDA	$113,482	$208,900
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(60,464)	(63,976)
Income taxes	(21,931)	(35,058)
Non-cash charges against (credits to) net income	38,567	(3,315)
Changes in operating assets & liabilities	(15,941)	(12,169)

Cash flow from operations	$53,713	$94,382

Additional Information on Items

Included in Reported Results

(in millions)

	Three Months Ended November 30, 2008
	Net Sales	Cost of Goods Sold	Gross Profit	Selling General and Administrative Expenses	Income from Operations
Reported	$325.8	$207.4	$118.4	$117.0	$(23.4)
Reported includes the following:
Severance costs	—	—	—	2.3	(2.3)
Foreign exchange impact	—	—	—	2.0	(2.0)
Goodwill impairment charge	—	—	—	—	(27.5)
Subtotal (above items only)	$—	$—	$—	$4.3	$(31.8)

	Three Months Ended December 2, 2007
				Selling General
		Cost of Goods		and Administrative	Income from
	Net Sales	Sold	Gross Profit	Expenses	Operations
Reported	$441.3	$261.4	$179.9	$143.1	$41.1
Reported includes the following:
Severance costs	—	—	—	—	—
Foreign exchange impact	—	—	—	(1.5)	1.5
Goodwill impairment charge	—	—	—	—	—
Subtotal (above items only)	$—	$—	$—	$(1.5)	$1.5

	Year Ended November 30, 2008
	Net Sales	Cost of Goods Sold	Gross Profit	Selling General and Administrative Expenses	Income from Operations
Reported	$1,498.0	$914.0	$584.0	$482.6	$84.5
Reported includes the following:
Change in returns estimates	3.7	(2.5)	6.2	—	6.2
Rebate on lumber tariffs	—	—	—	—	—
Severance costs	—	—	—	6.0	(6.0)
Organization realignment costs	—	—	—	—	—
Gain on sale of Orlando facility	—	—	—	—	—
Restructuring charges	—	—	—	—	(3.1)
Foreign exchange impact	—	—	—	1.4	(1.4)
Goodwill impairment charge	—	—	—	—	(27.5)
Product line discontinuance	—	—	(1.4)	—	(1.4)
Subtotal (above items only)	$3.7	$(2.5)	$4.8	$7.4	$(33.2)

	Year Ended December 2, 2007
	Net Sales	Cost of Goods Sold	Gross Profit	Selling General and Administrative Expenses	Income from Operations
Reported	$1,702.1	$992.5	$709.6	$545.6	$179.2
Reported includes the following:
Change in returns estimates	—	—	—	—	—
Rebate on lumber tariffs	—	(2.5)	2.5	—	2.5
Severance costs	—	—	—	—	—
Organization realignment costs	—	—	—	3.9	(3.9)
Gain on sale of Orlando facility	—	—	—	(2.6)	2.6
Restructuring charges	—	—	—	—	—
Foreign exchange impact	—	—	—	(0.5)	0.5
Goodwill impairment charge	—	—	—	—	—
Product line discontinuance	—	—	—	—	—
Subtotal (above items only)	$—	$(2.5)	$2.5	$0.8	$1.7